Exhibit 99.1

IMMEDIATE ACTION REQUIRED

October 30, 2015

Dear NUVO Bank & Trust Company Shareholder:

In connection with the proposed merger of NUVO Bank & Trust Company (“NUVO”) with and into Merchants Bank, you were previously sent an Election Form and Letter of Transmittal. If you have already submitted a properly completed Election Form and Letter of Transmittal with your NUVO stock certificates, you may disregard this mailing; no further action is required with respect to your NUVO stock. If you have not yet made your submission or it has been returned to you as incomplete, your immediate action is required.

You have the opportunity to elect to receive 0.2416 shares of Merchants Bancshares, Inc. (“Merchants”) $0.01 par value common stock per share of NUVO common stock you own or $7.15 cash per share of NUVO common stock you own or a combination of stock and cash in exchange for your shares of NUVO common stock, subject to applicable allocation and proration procedures.

In order to make your election, you must complete, sign and return the Election Form and Letter of Transmittal, together with your NUVO stock certificate(s) and any other required documents, to Merchants’ exchange agent, American Stock Transfer & Trust Company, LLC (the “Exchange Agent”) on or before 5:00 p.m., New York time, on Friday, November 13, 2015 (the “Election Deadline”).

If you have not received the package of election materials from the Exchange Agent or have misplaced the materials, please call the Shareholder Services Department of the Exchange Agent at (877) 248-6417 (toll free) or (718) 921-8317 to request another set of election materials.

If you cannot locate your NUVO stock certificate(s), please contact Denise Perkins, NUVO’s Corporate Administrative Officer, at (413) 787-2706 as soon as possible to initiate the process to obtain a replacement certificate for your shares of NUVO common stock.

If you also hold NUVO 2013 Warrants, you should have received a separate package of materials from the Exchange Agent to make the election available to 2013 Warrant holders. If you have not received the package of 2013 Warrant election materials from the Exchange Agent or have misplaced the materials, or if you have the election materials but cannot locate your NUVO 2013 Warrant certificate, please contact the Exchange Agent or Denise Perkins, as applicable, at the above numbers.

Please act quickly so that so that you may return all required documents by the Election Deadline.

Michael R. Tuttle	M. Dale Janes
President and Chief Executive Officer	Chief Executive Officer
Merchants Bancshares, Inc.	NUVO Bank & Trust Company